MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH FOCUS TWENTY VI FUND

SERIES# 23

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/19/02	Alcon Inc.	$99,000	$2,301,750,000	First Boston
04/17/02	Express Jet Holdings	$3,200	$480,000,000	Salomon